EXHIBIT 99.1

CRYOLIFE(R) REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

BIOGLUE(R) SALES GROWTH CONTINUES EXPANDING DISTRIBUTION OF ORTHOPAEDIC TISSUES IN AUGUST INCREASED PROCUREMENT OF CARDIAC, VASCULAR, AND ORTHOPAEDIC TISSUE

ATLANTA, Aug 5, 2003  /PRNewswire-FirstCall via COMTEX/ -- CryoLife, Inc. (NYSE:
CRY), a human tissue processing and bio-surgical device company today reported financial results for the second quarter 2003.

Revenues for the second quarter 2003 were $15.7 million compared to $23.3 million in the second quarter 2002. Net loss in the second quarter of 2003 was $22.3 million, which included $12.5 million in additional pre-tax accruals for the uninsured portion of estimated potential legal fees and settlement costs related to the Company's product liability lawsuits and claims that have been incurred, but not reported. This estimate does not reflect actual settlement arrangements or final judgments, which may vary significantly from this estimate. The loss also reflects $11.4 million related to establishing a valuation allowance against deferred tax assets as of June 30, 2003. Except for these items the net loss would have been approximately $2.5(1) million.

On a fully diluted basis, loss per common share for the second quarter 2003 was $1.14 per share compared to a loss of $0.28 per share for the same period in 2002. Except for the items discussed above, loss per common share would have been $0.13(2) per share in the second quarter 2003.

Revenues for the first half of 2003 were $31.6 million compared to $48.7 million in the first half of 2002. The loss for the first six months of 2003 was $22.8 million compared to a net loss of $2.4 million in the same period last year. On a fully diluted basis, the loss per common share was $1.16 compared to a $0.13 loss per common share in the first half 2002.

In the second quarter of 2003, BioGlue sales increased 30% in the U.S. and internationally to $6.8 million compared to $5.3 million in the second quarter 2002. In the U.S., BioGlue is used for surgical repair of large vessels in conjunction with sutures and staples. BioGlue is approved in the European Community and Canada for surgical repair of vascular and additional soft tissues, including cardiac, pulmonary, dura matter, abdominal and gastrointestinal.

Tissue processing revenues were $8.6 million in the second quarter of 2003, compared to $9.1 million in the first quarter of 2003. If first quarter 2003 revenues are adjusted to exclude a favorable adjustment to the estimated tissue recall returns of $848,000, the quarter over quarter increase is 4%(3). Cardiac tissue revenues were $5.0 million in the second quarter 2003, compared to $4.7 million in the first quarter of 2003. If first quarter revenues are adjusted to exclude a favorable adjustment to the estimated tissue recall returns of $92,000, the quarter over quarter increase is 9%(3). Vascular tissue revenues were $3.3 million in the second quarter 2003, compared to $4.3 million in the first quarter of 2003. If first quarter 2003 revenues are adjusted to exclude a favorable adjustment to the estimated tissue recall returns of $711,000, the quarter over quarter decrease is 7%(3).


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"Since its inception in 1984, the Company has processed  tissue from over 70,000 donors. In the second quarter we have seen positive trends in our tissue procurement, which is essential for our future growth and success," said Steven
G. Anderson, CryoLife President and CEO. The monthly average of procurement from human heart donors increased 12% in the second quarter 2003 compared to the first quarter of 2003 and the monthly average procurement from vascular tissue donors increased 53%. The Company resumed processing orthopaedic tissue in late February 2003.

The Company is in discussions with the FDA about the type of submission that is necessary for SynerGraft(R) processed heart valves. The Company is processing heart valves without using the SynerGraft process until the FDA makes a decision regarding this matter.

Regarding insurance coverage, the first layer of confirmed insurance coverage totaling $10 million of coverage has been used to defend and settle litigation. Approximately half of the $5 million second layer of confirmed insurance coverage remains available. As previously announced, an insurance company covering the $10 million third layer of coverage has indicated it will cover certain matters and intends to exclude certain matters. The Company is considering all its options to resolve this matter with the insurance company.

Beginning in August of 2003, CryoLife began offering its boned orthopaedic tissue for distribution that was processed after February 2003 and its overall tissue processing revenues are expected to increase in the second half of 2003 compared to the first half of 2003. BioGlue sales should increase to $26-27 million for the full year 2003 versus $20.9 million in 2002. Full year 2003 total revenues for the Company are projected to be approximately $65-67 million. As of August 1, 2003 the Company had approximately $24.8 million in the aggregate of cash, cash equivalents and marketable securities and the Company will be required to pay off a term loan of $4.5 million by October 31, 2003.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue(R) Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SynerGraft(R) Vascular Graft, which is CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that revenues may not meet expectations, that demand for CryoLife preserved tissues may never return to prior levels, the possibility that the FDA could impose additional restrictions on the Company's distribution of orthopaedic tissues, that FDA regulation of the Company's CryoValve SG and CryoVein SG may require significant time and expense, that the Company may not have sufficient borrowing or other capital availability to fund its business that present and future litigation may be resolved only by

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substantial  payments by the Company in excess of available  insurance  coverage
since  the  outcomes  of  products  liability,   securities  class  action,  and
derivative cases are inherently uncertain, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages which are not covered by insurance or liabilities in excess of available insurance, the possibility of severe decreases in the Company's revenues and working capital, that to the extent the Company does not have sufficient resources to pay the existing and future claims against it, it may be forced to cease operations or to obtain protection under applicable bankruptcy or insolvency laws, the possibility that CryoLife will not satisfactorily address the observations contained in the most recent Form 483 issued by the FDA, changes in laws and governmental regulations applicable to CryoLife and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2002, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.

     (1) The $2.5 million is computed by subtracting from the $22.3 million net loss (i) the $12.5 million (product liability accrual) net of the tax effect of that accrual ($4.1 million), and (ii) the $11.4 million (deferred tax asset valuation allowance). These adjustments better illustrate the performance of the Company absent the expected impact of resolving pending and anticipated litigation, including anticipated shortfall in insurance coverage and the write off of the deferred tax asset valuation allowance.

     (2)  The loss per share of $0.13 is computed by dividing  $2.5 million (See
          footnote  1)  by  diluted  weighted  average  shares   outstanding  of
          19,675,000.

     (3) Excluding these favorable items from the first quarter of 2003 permits a clearer comparison to the second quarter of 2003 and illustrates the actual magnitude of changes in revenues from shipments of tissue.

                                CRYOLIFE, INC.
                        Unaudited Financial Highlights
                      (In thousands, except share data)

                                   Three Months Ended         Six Months Ended
                                        June 30,                   June 30,
                                    2003        2002         2003           2002
    Revenues:
      Human tissue
       preservation
       services                      $   8,615     $17,536    $17,745       $37,774
      Products                           6,932       5,473     13,531        10,538
      Distribution and grant               166         255        357           423
        Total revenues                  15,713      23,264     31,633        48,735

    Costs and expenses:
      Human tissue
       preservation services             5,160      17,203      7,603        25,266
      Products                           2,006       1,843      3,647         4,078
      General, administrative,
       and marketing                    23,539      11,447     35,131        20,925
      Research and

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       development                       1,088       1,196      2,005         2,349
      Interest expense                     147         196        279           388
      Interest income                     (116)       (239)      (247)         (537)
      Other expense
       (income), net                       166         (16)       140           (72)
        Total costs
         and expenses                   31,990      31,630     48,558        52,397


      Loss before
       income taxes                    (16,277)     (8,366)   (16,925)       (3,662)
      Income tax
       expense (benefit)                 6,069      (2,844)     5,855        (1,244)
    Net loss                         $ (22,346)    $(5,522)  $(22,780)      $(2,418)

    Net loss per share:
      Basic                          $   (1.14)     $(0.28)    $(1.16)       $(0.13)
      Diluted                        $   (1.14)     $(0.28)    $(1.16)       $(0.13)

    Weighted average shares outstanding:
      Basic                             19,675      19,538     19,654        19,318
      Diluted                           19,675      19,538     19,654        19,318

    Revenues from:
      Cardiovascular                 $   5,036      $7,336     $9,761      $ 14,644
      Vascular                           3,299       4,641      7,554        11,658
      Orthopaedic                          280       5,559        430        11,472
        Total
         cryopreservation                8,615      17,536     17,745        37,774

    BioGlue                              6,839       5,251     13,333        10,124
    Implantable medical
     devices                                93         222        198           414
    Distribution and grant                 166         255        357           423
        Total revenues               $  15,713     $23,264    $31,633       $48,735

    International revenues           $   1,847      $1,928     $3,557        $3,590
    Domestic revenues                   13,866      21,336     28,076        45,145
        Total revenues               $  15,713     $23,264    $31,633       $48,735

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



                                 CRYOLIFE, INC.
                              Financial Highlights
                                 (In thousands)


                                                  Unaudited         Audited
                                                   June 30          Dec. 31
                                                     2003             2002
                                                -------------    --------------

    Cash and cash equivalents                        $25,908        $24,860
     and marketable securities, at market
    Trade receivables, net                             8,260          6,930
    Other receivables, net                               616         11,824
    Deferred preservation costs, net                   9,559          4,332
    Inventories                                        4,535          4,585
    Total assets                                      95,006        106,414
    Shareholders' equity                              57,450         79,800

For additional information about the company, visit CryoLife's web site: http://www.cryolife.com.

    Contact:   Joseph T. Schepers                           Rosa Herrera
               Vice President, Corporate Communications     Fleishman Hillard
               (770) 419-3355                               (404) 739-0153